Exhibit 99.1

TFF Pharmaceuticals Prices $10.675 Million Offering of Common Stock and Warrants

Fort Worth, Texas – November 18, 2022 – TFF Pharmaceuticals, Inc. (NASDAQ: TFFP), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative drug products based on its patented Thin Film Freezing (TFF) technology platform, today announced that it has priced a $10.675 million underwritten offering of 9,282,609 shares of its common stock and warrants to purchase up to 4,641,305 shares of common stock. The warrants are being sold at the rate of one warrant for every two shares of common stock. The public offering price, before the underwriters’ discount and commissions, for each share of common stock and accompanying warrant is $1.15. All of the securities in the offering were sold by the TFF Pharmaceuticals, Inc. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 15% of the number of shares and warrants offered at the public offering price, less underwriting discounts and commissions. The offering is expected to close on Tuesday, November 22, 2022.

TFF Pharmaceuticals intends to use the net proceeds from the offering for clinical trials, research and development, working capital and general corporate purposes.

JonesTrading Institutional Services LLC acted as the sole book-running manager and Newbridge Securities Corporation acted as lead manager for the offering.

The common stock and warrants to purchase common stock described above were offered by TFF Pharmaceuticals pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement relating to the offering has been filed with the SEC and a final prospectus supplement will be filed with the SEC. Copies of the final prospectus supplement relating to the securities being offered may be obtained, when available, from JonesTrading Institutional Services LLC, Attn: Syndicate; email: syndicate@jonestrading.com; telephone: 212-907-5398. Electronic copies of the final prospectus supplement will also be available on the SEC's website at http://www.sec.gov.

ABOUT TFF PHARMACEUTICALS

TFF Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaging patented rapid freezing technology to develop and transform medicines into potent dry powder formulations for better efficacy, safety and stability.

Safe Harbor

This press release contains forward-looking statements regarding the expected closing of the underwritten offering and the intended use of proceeds from the offering. The offering is subject to customary closing conditions and there can be no assurance as to whether or when the offering may be completed.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed under the caption "Risk Factors" in the preliminary prospectus supplement related to the offering. TFF Pharmaceuticals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.